EXHIBIT 99.1

STRATA Skin Sciences Announces Closing of Agreement to Eliminate $40.7 Million of Outstanding Senior Secured Convertible Debentures
Share Exchange Strengthens Balance Sheet and Eliminates a Total of $4 Million of Interest Expense Over 4 Years

Horsham, PA, September 25, 2017 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the closing of a transaction in which holders of its 2.25% Senior Series A Secured Convertible Debentures and 4% Senior Secured Convertible Debentures, both due July 30, 2021, have agreed to exchange all of such debentures, with an aggregate principal amount of approximately $40.7 million, into 40,617 shares of newly created Series C Convertible Preferred Stock, convertible into 15.1 million shares of common stock.  In addition to eliminating the senior secured debt, the exchange has also eliminated the Company's obligation to pay approximately $4.0 million of interest payments over the next four years.

Frank McCaney, President and Chief Executive Officer of Strata, commented, "We are pleased to announce this share exchange agreement which we believe has major benefits to STRATA.   The exchange removes our obligation to repay the convertible debt in 2021 and, as there is no dividend due or interest rate on newly issued non-voting convertible preferred stock, it also eliminates our obligation to pay approximately $4 million of cash interest payments over the next four years.  The interest savings will also provide flexibility to carry out our strategic plan of external and organic growth.  An important part of STRATA's growth strategy is to leverage our salesforce of 28 sales reps and our current base of over 750 recurring revenue dermatology and plastic surgery customers, and our existing infrastructure."

"Furthermore, the reduction in debt will result in a simplified balance sheet," continued Mr. McCaney. "We believe this will improve our access to the capital markets and increase our financial flexibility."

Each share of Series C Convertible Preferred Stock has a stated value of $1,000 and is convertible into shares of common stock at a conversion price equal to $2.69.  Upon conversion of the Series C Preferred Stock the holders would receive an aggregate of 15,098,981 shares.  Other than the limitations on conversions to keep each such holder's beneficial ownership below 9.99%, the terms of the Series C Convertible Preferred Stock generally bestow the same rights to each holder as such holder would receive if they are a common stock shareholder and are not redeemable by the holders.
With the completion of the exchange, the aggregate principal amount of STRATA's debt has been reduced to approximately $12 million, comprised of the existing term note facility with MidCap Financial Trust.
As a result of the completion of the exchange agreement, the holders of the Series C Convertible Preferred Stock will own 85.9% of the common stock of the company on a fully-dilutive basis.  Prior to this exchange, as a comparison, the holders of its 2.25% Senior Series A Secured

Convertible Debentures and 4% Senior Secured Convertible Debentures held 78.8% of the common stock of Strata on an if-converted basis, subject to the same 9.9% ownership limitation.

On September 14, 2017 the Company announced that STRATA's shareholders had authorized STRATA, pursuant to NASDAQ Marketplace Rules, the issuance up to an aggregate of 15,098,981 shares of STRATA common stock upon conversion of the Series C Convertible Preferred Stock to be issued upon the proposed conversion of the debentures described above.

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Trademarks
Ellipse and Nordlys are trademarks of Ellipse S/A, Horsholm, Denmark.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to license or acquire new products, the Company's ability to develop and leverage its sales force to sell new products, the public's reaction the Company's new advertisements and marketing campaign, access to capital markets, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com